Exhibit 99.1
PETMED EXPRESS D/B/A 1-800-PETMEDS ANNOUNCES ITS THIRD QUARTER FINANCIAL RESULTS AND ITS $0.17 PER SHARE QUARTERLY DIVIDEND Net Income Increased 5.6% Gross Margins Increased 98 basis points

Pompano Beach, Florida, January 20, 2015 - PetMed Express, Inc. (NASDAQ: PETS) today announced its financial results for the quarter ended December 31, 2014. Net income was $4.8 million, or $0.24 diluted per share, for the quarter ended December 31, 2014, compared to net income of $4.5 million, or $0.23 diluted per share, for the quarter ended December 31, 2013, an increase to net income of 5.6%. Excluding a one-time charge for an IT-related discontinued project in the quarter ended September 30, 2014, net income for the nine months ended December 31, 2014 was $13.6 million, or $0.67 diluted per share, compared to net income of $13.4 million, or $0.67 diluted per share, for the nine months ended December 31, 2013, an increase to net income of 1.0%. The one-time IT-related discontinued project cost of $1.7 million was expensed in the September quarter. The after tax net impact of this charge was $1.1 million, or $0.05 diluted per share. There are no further charges expected in the future related to this discontinued project.

Net sales for the quarter ended December 31, 2014 were $49.3 million, compared to $50.1 million for the quarter ended December 31, 2013, a decrease of 1.6%. Net sales for the nine months ended December 31, 2014 were $179.4 million, compared to $184.8 million for the quarter ended December 31, 2013, a decrease of 2.9%. The Company’s online sales for the quarter ended December 31, 2014 were approximately 80% of all sales, compared to 79% for the same quarter the prior year.

Menderes Akdag, President and CEO, commented: “During the quarter we were able to increase gross profit margins and average order size. For the quarter ended December 31, 2014 our gross margins increased 98 basis points, which can be attributed to a shift in sales to higher margin items. Our average order size increased to $76 for the December quarter, compared to $72 for the same period in the prior year. For the quarter ended December 31, 2014, our operational expenses decreased by 51 basis points, mainly due to a reduction in advertising spending. Cash flow from operations was $29.5 million for the quarter ended December 31, 2014, compared to $17.7 million for the quarter ended December 31, 2013. For the remainder of Fiscal 2015 we are focusing on improving our marketing efforts to increase sales.”

The Board of Directors declared a quarterly dividend of $0.17 per share on the Company’s common stock. The dividend will be payable on February 13, 2015, to shareholders of record at the close of business on February 3, 2015. The Company intends to continue to pay regular quarterly dividends; however the declaration and payment of future dividends is discretionary and will be subject to a determination by the Board of Directors each quarter following its review of the Company’s financial performance.

This morning at 8:30 A.M. Eastern Time, Mr. Akdag will host a conference call to review the quarter’s financial results. To access the call, which is open to the public, please dial (888) 455-1758 (toll free) or (203) 827-7025. Callers will be required to supply PETMEDS as the passcode. For those unable to participate in the live event, the call will be available for replay from 10:00 A.M. on January 20, 2015 until February 3, 2015 at 11:59 P.M. To access the replay, call (866) 430-8791 (toll free) or (203) 369-0938 and enter passcode 5500.

Founded in 1996, PetMed Express is America’s Largest Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs and cats at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at www.1800petmeds.com.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2014. The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K.

For investment relations contact PetMed Express, Inc., Bruce S. Rosenbloom, CFO, 954-979-5995.

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Exhibit 99.1 Page 1 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	March 31,
	2014	2014
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$37,068	$18,305
Short term investments - available for sale	15,579	15,539
Accounts receivable, less allowance for doubtful accounts of $5 and $7, respectively	1,352	1,761
Inventories - finished goods	21,613	35,727
Prepaid expenses and other current assets	1,280	1,761
Deferred tax assets	863	1,062
Prepaid income taxes	-	54
Total current assets	77,755	74,209

Noncurrent assets:
Prepaid expenses	-	1,996
Property and equipment, net	1,222	1,310
Intangible assets	860	860
Deferred tax assets	5	-

Total assets	$79,842	$78,375

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$3,876	$5,768
Accrued expenses and other current liabilities	2,136	2,325
Income taxes payable	283	-
Total current liabilities	6,295	8,093

Deferred tax liabilities	-	65

Total liabilities	6,295	8,158

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.001 par value, 5,000 shares authorized; 3 convertible shares issued and outstanding with a liquidation preference of $4 per share	9	9
Common stock, $.001 par value, 40,000 shares authorized; 20,263 and 20,190 shares issued and outstanding, respectively	20	20
Additional paid-in capital	2,735	1,578
Retained earnings	70,833	68,647
Accumulated other comprehensive loss	(50)	(37)

Total shareholders' equity	73,547	70,217

Total liabilities and shareholders' equity	$79,842	$78,375

Exhibit 99.1 Page 2 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

 (In thousands, except for per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Sales	$49,284	$50,086	$179,401	$184,759
Cost of sales	32,184	33,197	120,070	124,605

Gross profit	17,100	16,889	59,331	60,154

Operating expenses:
General and administrative	4,946	5,106	16,202	16,484
Advertising	4,323	4,517	21,134	21,896
Discontinued project costs	-	-	1,714	-
Depreciation	165	219	487	697
Total operating expenses	9,434	9,842	39,537	39,077

Income from operations	7,666	7,047	19,794	21,077

Other income:
Interest income, net	50	46	138	141
Other, net	(4)	(3)	3	(5)
Total other income	46	43	141	136

Income before provision for income taxes	7,712	7,090	19,935	21,213

Provision for income taxes	2,915	2,549	7,433	7,767

Net income	$4,797	$4,541	$12,502	$13,446

Net change in unrealized gain (loss) on short term investments	(20)	9	(13)	(36)

Comprehensive income	$4,777	$4,550	$12,489	$13,410

Net income per common share:
Basic	$0.24	$0.23	$0.62	$0.68
Diluted	$0.24	$0.23	$0.62	$0.67

Weighted average number of common shares outstanding:
Basic	20,038	19,925	20,005	19,892
Diluted	20,162	20,079	20,133	20,042

Cash dividends declared per common share	$0.17	$0.17	$0.51	$0.49

Exhibit 99.1 Page 3 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

 (In thousands) (Unaudited)

	Nine Months Ended
	December 31,
	2014	2013
Cash flows from operating activities:
Net income	$12,502	$13,446
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	487	697
Share based compensation	1,118	1,105
Discontinued project costs	1,714	-
Deferred income taxes	129	(84)
Bad debt expense	66	75
(Increase) decrease in operating assets and increase (decrease) in liabilities:
Accounts receivable	343	(286)
Inventories - finished goods	14,114	7,060
Prepaid income taxes	54	(165)
Prepaid expenses and other current assets	763	(1,449)
Accounts payable	(1,892)	(2,411)
Income taxes payable	283	(162)
Accrued expenses and other current liabilities	(153)	(152)
Net cash provided by operating activities	29,528	17,674

Cash flows from investing activities:
Net change in investments	(53)	(62)
Purchases of property and equipment	(398)	(39)
Net cash used in investing activities	(451)	(101)

Cash flows from financing activities:
Dividends paid	(10,353)	(9,914)
Tax adjustment related to restricted stock	39	123
Net cash used in financing activities	(10,314)	(9,791)

Net increase in cash and cash equivalents	18,763	7,782
Cash and cash equivalents, at beginning of period	18,305	18,155

Cash and cash equivalents, at end of period	$37,068	$25,937

Supplemental disclosure of cash flow information:

Cash paid for income taxes	$6,929	$7,776

Dividends payable in accrued expenses	$225	$241

Exhibit 99.1 Page 4 of 4